SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 31, 2012

SAVWATT USA, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52402	27-2478133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1100 Wicomico Street, Suite 700, Baltimore, Maryland	21224
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   (443) 449-2877

Copies to:
Andrea Cataneo, Esq.
Jeff Cahlon, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Telephone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2., below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.133-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 11, 2012, SavWatt USA, Inc. (the “Company”) entered into a consulting agreement (the “Consulting Agreement”) with C&S Solar Holdings, LLC (the “Consultant”). Pursuant to the Consulting Agreement, for a term of three years, the Consultant was engaged by the Company to develop, manage and supervise the Company’s new renewable energy department, renewable energy projects, and provide related services. The Company agreed to pay Consultant (i) base compensation of $900,000, payable in the amount of $25,000 per month over 36 months, (ii) a commission fee equal to 2% of the gross contract price for each contract executed during the term of the Consulting Agreement in the renewable energy department, (iii) a sales commission equal to 3% of the contract price on all sales originated and consummated by Consultant or its representatives, and (iv) a sales commission equal to 1% of the contract price on all sales originated to the renewable energy department by any person or entity other than Consultant or its representatives. The Company further agreed to issue to Consultant 1% of the Company’s authorized shares of common stock annually for every $10,000,000 in sales contracted in the renewable energy department, up to an aggregate of 10% of the Company’s authorized shares of common stock, and an additional 400,000,000 shares of common stock upon the assignment of the Blue Energy & Solar NJ and Waldwick Solar, LLC contract, for the purchase and installation of a solar photovoltaic energy system at certain real property and premises in Waldwick, Bergen County, New Jersey. The Company also granted to Consultant the right to appoint one member of the Company’s board of directors, and Consultant appointed its chief executive officer, Chris Paphites, to the Company’s board of directors (see Item 5.02). The Company shall pay Mr. Paphites $1,000 per month for serving on the Company’s board of directors. The Company may terminate the Consulting Agreement in the event Consultant fails to book a minimum of $5,000,000 in renewable energy project revenue prior to December 31, 2012.

In connection with the foregoing, the Company relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2012, Adam Kolodny resigned as chief financial officer and chief operating officer of the Company, and Isaac H. Sutton was elected interim chief financial officer of the Company.

Mr. Sutton, 58, has served as chief executive officer and director of the Company since April 2010. Mr. Sutton has been a successful entrepreneur ever since his involvement with the Sutton family business during his college years. Since the late 1970's, Mr. Sutton has been a founding member and served in executive roles of many ventures including: Aprica Juvenile Products, Inc. (1980 - 1982), Fusen Usagi, Inc. (1982 -1989), IHS Inc. (1990 - 1997), and CEO of Starinvest Group (1997 - 2006). A world traveler for over 30 years, Mr. Sutton has lived in and conducted business in a variety of countries including Taiwan, Korea, the Philippines, Poland and Uzbekistan. Mr. Sutton has extensive experience in a variety of industries including import and export, telecommunications, information technology and capital markets. Mr. Sutton holds Bachelor's Degree in Business Administration from Pace University.

On April 18, 2012, Christakis J. Paphites, 56, was elected to the board of directors of the Company. Mr. Paphites is chief executive officer of C&S Solar Holdings, LLC, which is party to a consulting agreement with the Company (see Item 1.01).

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description
10.1	Consulting Agreement, dated April 11, 2012, between the Company and Consultant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVWATT USA, INC.

Date: April 25, 2012	By:	/s/ Isaac H Sutton
Isaac H. Sutton
Chief Executive Officer